Exhibit 10.17

The following table shows the base salary, annual bonus and all other compensation paid to the named executives.  The table also shows the compensation expense the Company recognized for financial reporting purposes for the stock and option awards made to the named executives and for the retirement benefit each officer earned during those years.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(3)	Total ($)
David A. Roberts Chairman, President and Chief Executive Officer(5)	2008	$950,000	$0	$2,089,087	$1,449,980	$1,425,000	$53,716	$25,846	$5,993,629
	2007	$474,230	$1,800,000	$1,258,688	$886,000	$0	$2,362,903	$258,736	$7,040,557
Steven J. Ford Vice President and Chief Financial Officer(5)	2008	$339,188	$0	$109,544	$198,059	$433,400	$1,360	$13,797	$1,095,348
Carol P. Lowe Former Vice President and Chief Financial Officer(6)	2008	$400,000	$0	$120,466	$236,242	$450,000	$6,153	$28,008	$1,240,869
	2007	$350,000	$325,000	$69,933	$157,587	$0	$17,826	$26,369	$946,715
	2006	$300,000	$325,000	$73,563	$163,561	$0	$10,660	$13,640	$886,424
John W. Altmeyer Group President, Construction Materials	2008	$580,000	$0	$384,151	$590,957	$504,100	$3,970	$12,535	$2,075,713
	2007	$550,000	$725,000	$72,707	$299,587	$0	$61,904	$15,695	$1,724,893
	2006	$475,000	$725,000	$150,366	$306,833	$0	$53,001	$18,060	$1,728,260
Michael D. Popielec Group President, Applied Technologies	2008	$520,000	$0	$187,669	$306,530	$498,900	$8,818	$15,394	$1,537,311
	2007	$495,000	$350,000	$154,305	$663,570	$0	$14,601	$25,186	$1,702,662
	2006	$465,000	$350,000	$234,345	$659,742	$0	$3,525	$221,314	$1,933,926
D. Christian Koch(7) President, Asia Pacific	2008	$275,000	$0	$286,581	$179,035	$337,500	$0	$323,040	$1,401,156

(1)          The value of the stock and option awards shown in the table is equal to the expense reported for financial reporting purposes in 2008 (before reflected forfeitures).  Note 11 to the Company’s consolidated financial statements included in the 2008 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements.

(2)          As explained in the Compensation Discussion and Analysis, the Company adopted a structured, formula based program for the award of annual incentive compensation to the named executives for 2008.  Prior to 2008, the program reserved a substantial amount of discretion to the Compensation Committee to determine the amount of annual incentive compensation awards.  Because the 2008 awards were formula-based, they are reported in the Non-Equity Incentive Plan Compensation column for 2008.  Annual incentive awards for 2007 and 2006 are reported in the Bonus column.

(3)     Represents the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation and the Carlisle Corporation Supplemental Pension Plan.

(4)     The amounts presented in the “All Other Compensation” column for 2008 consist of the following:

	Mr. Roberts	Mr. Ford	Mrs. Lowe	Mr. Altmeyer	Mr. Popielec	Mr. Koch
Matching Contributions to the Company’s Employee Incentive Savings Plan	$9,200	$9,200	$9,200	$9,200	$9,200	$6,900
Reimbursement of Relocation Expenses	$2,000	—	$3,681	—	—	—
Reimbursement of Tax Return Preparation Fees	$7,713	—	$5,000	—	—	—
Club membership dues	—	$4,597	$3,930	$3,335	$6,194	—
Personal Use of Company Aircraft*	—	—	—	—	—	$3,400
Expatriate Program Benefits	—	—	—	—	—	$307,906
Tax Gross-Up on Reimbursement of Relocation Expenses, Tax Return Preparation Fees and Expatriate Program Benefits	$6,933	—	$6,197	—	—	$4,834

Total	$25,846	$13,797	$28,008	$12,535	$15,394	$323,040

*                 The amount reported represents the incremental cost to the Company for personal travel based on the cost of fuel, trip related maintenance, crew travel expenses, on-board catering, landing fees and similar variable costs.  Since the Company-owned aircraft is used almost exclusively for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the aircraft and the cost of the maintenance not related to the personal use, are not included.

(5)          The Company appointed Mr. Roberts Chairman, President and Chief Executive Officer on June 21, 2007.

(6)          The Company appointed Mr. Ford Chief Financial Officer effective November 1, 2008.  Mr. Ford joined the Company as Vice President, General Counsel and Secretary in 1995 and will continue to serve as General Counsel and Secretary.  Mrs. Lowe relinquished her position as Vice President and Chief Financial Officer effective November 1, 2008 and was appointed President of the Company’s wholly-owned subsidiary, Trail King Industries, Inc.

(7)          Mr. Koch commenced employment with the Company as President, Asia-Pacific on February 1, 2008.

In addition, at its February 4, 2009 meeting, the Compensation Committee awarded the named executive officers options to acquire shares of the Company’s common stock (the “Shares”) and restricted Shares as follows:  (i) David A. Roberts — 200,000 options and 72,500 restricted Shares, (ii) Steven J. Ford — 41,275 options and 14,445 restricted Shares, (iii) Carol P. Lowe — 42,855 options and 15,000 restricted Shares, (iv) John W. Altmeyer — 62,145 options and 21,750 restricted Shares,  (v) Michael D. Popielec — 55,715 options and 19,500 restricted Shares, and (vi) D. Christian Koch — 21,430 options and 7,500 restricted Shares.  The options were awarded at an option price of $18.57, which was equal to the closing market price of the Shares on the date of grant.  All options expire ten (10) years following the date of grant.  Each restricted Share was valued at $18.57, which was equal to the closing market price of the Shares on the date of grant.  The restricted Shares vest on December 31, 2011.  During the period the Shares remain restricted, each of the named executive officers will receive any dividend declared on such Shares.

The table beginning on the following page provides the actuarial present value of each named executive’s accumulated benefit under the Company’s Retirement and Supplemental Pension Plans.

The Retirement Plan provides benefits under a cash benefit accrual formula that was added to the plan in 1997.  Under the formula, participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants’ cash balance accounts.  The allocation percentage ranges from 2% to 7% of total base salary and annual bonus (including amounts deferred under the Savings Plan and Section 125 of the Code) depending on each participant’s years of service.  The cash balance account is further credited with interest annually.  The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year.  The interest rate for the plan year ending

December 31, 2008 was 4.26%.  The Retirement Plan was frozen to new participants effective December 31, 2004.  No employees hired on or after January 1, 2005 are eligible to participate in the Plan.The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the compensation limitation imposed by the Code or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.

Benefits under the Retirement Plan are payable as a monthly annuity or in a lump sum payment.  Vested benefits under the Supplement Pension Plan are payable only in the form of a monthly annuity.  The benefits under the Retirement Plan become vested after the executive completes 5 years of vesting service, or if earlier, the date the executive terminates employment due to death or disability.  The benefits under the Supplemental Plan become vested after the executive completes ten years of vesting service and retires at or after age 55, or if earlier, the date the executive terminates employment due to death or disability.

The Company’s employment letter with Mr. Roberts provides that Mr. Roberts will receive a monthly benefit under the Supplemental Pension Plan of $25,703, expressed as a life annuity commencing on January 1, 2013.  The benefit vests at the rate of 20% per year commencing June 21, 2008, or if earlier, the date the Company terminates Mr. Roberts’ employment other than for gross or willful misconduct or Mr. Roberts terminates employment due to death, disability or retirement or for good reason, as defined in his employment agreement with the Company.  The benefit will be actuarially adjusted if it is paid in any form other than a life annuity or the benefit commencement date is before or after January 1, 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Roberts	Retirement Plan for Employees of Carlisle Corporation	1.58	$0	$0

	Carlisle Corporation Supplemental Pension Plan	1.58	$2,416,619	$0

Mr. Ford	Retirement Plan for Employees of Carlisle Corporation	12.50	$71,474	$0

	Carlisle Corporation Supplemental Pension Plan	12.50	$57,661	$0

Mrs. Lowe	Retirement Plan for Employees of Carlisle Corporation	6.00	$24,518	$0

	Carlisle Corporation Supplemental Pension Plan	6.00	$27,281	$0

Mr. Altmeyer	Retirement Plan for Employees of Carlisle Corporation	18.58	$110,342	$0

	Carlisle Corporation Supplemental Pension Plan	18.58	$191,251	$0

Mr. Popielec	Retirement Plan for Employees of Carlisle Corporation	2.33	$0	$0

	Carlisle Corporation Supplemental Pension Plan	2.33	$26,944	$0

Mr. Koch	Retirement Plan for Employees of Carlisle Corporation	0.0	$0	$0

	Carlisle Corporation Supplemental Pension Plan	0.0	$0	$0

(1)          The amounts presented in this column represent the number of actual years the named executive has been a participant in each plan.  None of the named executives have been given credit under the plans for years of service in addition to their actual years of service presented in the table.  Messrs. Roberts, Popielec and Koch commenced employment after December 31, 2004 and are not eligible to participate in the Retirement Plan for Employees of Carlisle Corporation.

(2)          Note 13 to the Company’s consolidated financial statements included in the 2008 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Retirement Plan and Supplemental Pension Plan.

Each named executive officer is party to an executive severance agreement providing for benefits in the event of a “change of control” (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in a majority of the Board of Directors).  In the event of any termination of an executive’s employment (including due to the executive’s resignation) within three (3) years of a change of control (other than due to the executive’s death or disability or after the executive attains age 65), each executive severance agreement provides that the executive will be entitled to receive three years’ compensation, including bonus, retirement benefits equal to the benefits the executive would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings, and other fringe benefits for three years, and relocation assistance.  The three year benefit period is reduced if the executive terminates within three years of the date the executive would attain age 65.  At the end of the three year benefit period, Mr. Roberts would be entitled to retiree medical and dental coverage for the life of Mr. Roberts and his wife. In addition, the agreements provide that the executive will become fully vested in all outstanding stock option and restricted Share awards.  If any payments to a named executive are considered excess “parachute payments”* and the amount of the excess is more than 15%, the Company would be required to provide a tax gross up for the excise taxes the executive would be required to pay with respect to the payments.

A copy of the Company’s form executive severance agreement is filed as an Exhibit to the 2008 Annual Report on Form 10-K and a copy of the Company’s executive severance agreement with Mr. Roberts is on file as an Exhibit to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2007 and is incorporated herein by reference.

*Section 280G of the Internal Revenue Code defines “parachute payments” as payments which (i) are compensatory in nature, (ii) are made to or for the benefit of a shareholder, officer or highly compensated individual, and (iii) are contingent on a change in ownership or effective control (or change in ownership of a substantial portion of assets) of a corporation.  If the parachute payments have an aggregate present value of at least 3 times the average annual compensation earned by the recipient of the payment over the 5 years preceding the date of the change in control, the amount of the payments in excess of 1 times such average annual compensation are not deductible by the payor for federal income tax purposes and are subject to a 20% excise tax (payable by the recipient) in addition to regular income taxes.

The following table shows the amounts that would have been payable to the named executives under the change in control agreements if a change of control of the Company had occurred on December 31, 2008 and the named executives’ employment with the Company was terminated without cause immediately thereafter.

	Severance Benefit	Estimated Value of Continued Participation in Health and other Welfare Benefit Plans(1)	Stock Options (2)	Restricted Stock(3)	Present Value of Supplemental Pension Plan Benefit(4)	Excise Tax Gross-Up (Reduction in Payments)	Total
Mr. Roberts	$7,125,000	$215,743	$0	$2,639,250	$2,416,619	$5,205,056	$17,601,668
Mr. Ford	$2,317,782	$30,000	$0	$198,720	$129,135	$0	$2,675,637
Mrs. Lowe	$2,500,000	$30,000	$0	$220,973	$51,799	$1,192,807	$3,995,579
Mr. Altmeyer	$3,825,000	$30,000	$0	$630,315	$301,593	$0	$4,786,908
Mr. Popielec	$3,056,832	$30,000	$0	$323,955	$26,944	$1,329,438	$4,767,169
Mr. Koch	$1,837,500	$30,000	$0	$414,000	$0	$(92,863)	$2,188,637

(1)          Under his employment letter agreement with the Company, Mr. Roberts is entitled to retiree medical and dental coverage for the life of Mr. Roberts and his wife if his employment is terminated without cause.  The amount presented for Mr. Roberts is the estimated value of the retiree medical benefits.  The amount presented for the other named executives is the estimated value of three years of continued participation in the Company’s group health and other welfare benefit plans.

(2)          Value (based on the closing market price of the Company’s common stock on December 31, 2008 of $20.70 per Share) of unvested in-the-money stock options that would become vested upon a change of control of the Company.

(3)          Value (based on the closing market price of the Company’s common stock on December 31, 2008 of $20.70 per Share) of unvested shares of restricted stock that would become vested upon a change of control of the Company.

(4)          Present value of the Supplemental Pension Plan benefit that would become vested upon termination after a change of control of the Company.  Note [14] to the Company’s consolidated financial statements included in the 2008 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.

The employment letter with Mr. Roberts also provides for severance benefits.  If the Company had terminated Mr. Roberts’ employment for any reason other than gross and willful misconduct or Mr. Roberts had resigned for good reason, in either case as of December 31, 2008, Mr. Roberts would have received the following severance benefits in accordance with his employment letter:

Severance Benefit	Stock Options(1)	Restricted Stock(2)	Present Value of Supplemental Pension Plan Benefit(3)	Estimated Value of Retiree Medical Benefits	Total
$4,750,000	$0	$2,639,250	$2,416,619	$215,743	$10,021,612

(1)    Value (based on the closing market price of the Company’s common stock on December 31, 2008 of $20.70 per Share) of unvested in-the-money stock options that would become vested upon termination.

(2)    Value (based on the closing market price of the Company’s common stock on December 31, 2008 of $20.70 per Share) of unvested shares of restricted stock that would become vested upon termination.

(3)    Present value of the Supplemental Pension Plan benefit that would become vested upon termination.  Note 13 to the Company’s consolidated financial statements included in the 2008 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.